Exhibit 10.2
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This Amendment No. 1 (the “Amendment”) is effective as of January 13, 2020 (the “Effective Date”), and is by and between Surgery Partners, Inc. (“Parent”), Surgery Partners, LLC (“Partners” and, together with Parent, the “Company”), and J. Eric Evans (“you” or “Executive”). Capitalized terms not defined in this Amendment shall have the respective meanings ascribed to them in the Employment Agreement by and between the Company and Executive, dated February 11, 2019 (as may be amended from time to time, the “Employment Agreement”).
In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree, as of the Effective Date, to amend certain terms of the Employment Agreement on the terms set forth in this Amendment.
1.Position and Duties. Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following new paragraphs:
“Position and Duties. Effective as of January 13, 2020 (the “Transition Date”), you will be employed by the Company, on a full-time basis, as its Chief Executive Officer, with such duties as are required by that position and as may be assigned to you from time to time by the Executive Chairman of Parent’s Board of Directors (the “Board”) or the Board. In addition to serving as Chief Executive Officer, you will be appointed to serve as member of the Board, effective as of the Transition Date.  Thereafter, for so long as you remain employed by the Company as its Chief Executive Officer, at each applicable annual meeting of Parent’s stockholders, the Board or a committee thereof shall nominate you to serve as a member of the Board and you shall serve if so elected or re-elected without further compensation, subject to receiving the required approval of Parent’s stockholders and compliance with Parent’s policies applicable to Board members generally.  In the event you cease to be employed as the Chief Executive Officer for any reason, you shall resign from the Board effective immediately upon such cessation. In addition, you may be asked to serve as a manager, director or officer of one or more Affiliates without further compensation.  For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
While employed by the Company, you will be expected to devote your full business time and your best professional efforts to the advancement of the business interests of the Company and its Affiliates. You may, however, continue to participate in charitable and philanthropic activities, manage your personal investments, and, with the consent of the Executive Chairman or the Board, serve on the board of directors or managers of for-profit and not-for-profit companies or organizations, as long as such activities, in the aggregate, do not interfere or conflict with the performance of your duties and responsibilities to the Company or result in a breach of your obligations under this Agreement, including but not limited to the terms and conditions set forth in Section 3 herein. You will discharge the duties and responsibilities of a chief executive officer and such other duties and responsibilities as are specified by the Executive Chairman or Board reasonably consistent with that position. You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.”
2.    Compensation and Benefits.
a.    Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new sentence: “Effective as of the Transition Date, the Company will pay you a base salary at the rate of one million fifty thousand dollars ($1,050,000) per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board or its designee in its discretion (as adjusted from time to time, the “Base Salary”).”
b.    Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new paragraph: “For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus (the “Annual Bonus”).  Beginning in fiscal 2020, your target Annual Bonus will be $750,000.  The actual amount of any Annual Bonus payable hereunder shall be determined by the Board or its designee in its discretion, based on the achievement of performance goals previously established by the Board or its designee in its discretion Your Annual Bonus shall be payable in no event later than March 15 of the year following the fiscal year with respect to which such bonus was earned, subject to your remaining employed by the Company on the date that such bonus is paid, except as otherwise provided herein.”
3.    Definitions. For the avoidance of doubt, the term “Start Date” as used in the Employment Agreement shall mean April 1, 2019, the date on which Executive commenced employment with the Company.
4.    Miscellaneous. By signing this Amendment, Executive agrees that he is providing express written consent to the changes to the terms and conditions of his employment described in this Amendment. Except as expressly modified herein, the Employment Agreement remains in full force and effect, and is binding on Executive and the Company in accordance with its terms. Without limiting the generality of the foregoing, Executive acknowledges and agrees that he remains bound by the restrictive covenants set forth in Section 3 of the Employment Agreement, and that the changes to the terms and conditions of Executive’s engagement described in this Amendment do not change or limit the scope of, or Executive’s obligations to comply with, such restrictive covenants. Executive further acknowledges and agrees that the Employment Agreement, as amended by this Amendment, constitutes the entire agreement between Executive and the Company with respect to the terms and conditions of his employment and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of his employment. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Tennessee contract and shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.  Executive agrees to submit to the exclusive jurisdiction of the courts of or in the State of Tennessee in connection with any dispute arising out of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SURGERY PARTNERS, INC.

By:    /s/ Thomas F. Cowhey

SURGERY PARTNERS, LLC

By:    /s/ Thomas F. Cowhey

Accepted and Agreed:

/s/ J. Eric Evans
J. Eric Evans
Date: January 11, 2020